Exhibit 99.1

Press Release www.shire.com

European Commission Approves Self-Administration Label for FIRAZYR® (icatibant) for the Symptomatic Treatment of Acute Hereditary Angioedema Attacks

Dublin, Ireland and Lexington, Massachusetts, US – March 3, 2011 –  Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced that the European Commission has approved FIRAZYR for self-administration after training in subcutaneous injection technique by a healthcare professional. FIRAZYR is the first and only treatment for acute Type I and Type II hereditary angioedema (HAE) attacks licensed for self-administration in Europe.

“Given the unpredictable and potentially life-threatening nature of attacks, a self-administered treatment for HAE can provide reassurance to patients that effective medication is close at hand to treat the attack,” said Philip J. Vickers, Senior Vice President of Research and Development, Shire HGT. “We have been committed to ensuring that self-administration with FIRAZYR is an option for those suffering from HAE in Europe, and are delighted to have received European Commission approval.”

The Phase IIIb Evaluation of the Safety of Self-Administration with Icatibant (EASSI) study data supported the label change. The study was designed to evaluate safety, local tolerability, convenience and efficacy of self-administered FIRAZYR for the symptomatic treatment of acute HAE attacks in FIRAZYR naïve and non-naïve HAE patients.

Based on an analysis of initial data from this ongoing study, time from injection to symptom relief for self-administered FIRAZYR was consistent with healthcare professional-administered FIRAZYR therapy in the previously published FAST-1 and FAST-2 studies.

The European Commission approval of the FIRAZYR label change to include self-administration is valid in all of the 27 EU Member States plus Iceland, Liechtenstein and Norway.

FIRAZYR is currently approved in 37 countries worldwide, including the countries of the European Union.  On February 28, 2011, Shire announced the submission of a complete response to the not approvable letter issued by the US Food and Drug Administration regarding its New Drug Application for FIRAZYR.

About FIRAZYR
The active substance, icatibant, is a specific bradykinin B2 receptor antagonist. It represents a novel, targeted, subcutaneously-administered approach to the treatment of HAE attacks designed to block the effects of bradykinin, the key mediator of edema formation. FIRAZYR is a synthetic decapeptide (a peptide containing ten amino acids).
For patients who have never previously received FIRAZYR, the first treatment should be given in a medical institution or under the guidance of a physician. In cases of insufficient relief or recurrence of symptoms after treatment with FIRAZYR, patients should seek medical advice, and subsequent doses should be given in a medical institution. The decision to initiate self-administration should only be taken by a physician experienced in the diagnosis and treatment of HAE.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Patients with laryngeal attacks should always seek medical advice and be managed in an appropriate medical institution after self-administration of FIRAZYR, until the physician considers discharge to be safe.

Icatibant has an orphan drug designation status in the EU and US for treatment of hereditary angioedema. Where commercially available, the drug is supplied in a pre-filled 3 ml syringe. FIRAZYR can be stored at up to 25 degrees Celsius without refrigeration.

FIRAZYR is not available in all countries and prescribing information may differ between countries.  Please consult your local prescribing information.

Important Safety Information
Almost all subjects who were treated with FIRAZYR in clinical trials developed reactions at the site of injection (characterized by skin irritation, swelling, pain, itchiness, erythema, and burning sensation). Caution should be observed when FIRAZYR is administered to patients with acute ischemic heart disease or unstable angina pectoris and in the weeks following a stroke.

About HAE
HAE is a rare genetic disease. Type I and Type II HAE are caused by low levels or a dysfunction of C1 esterase inhibitor (C1-INH).  Reduced C1-INH activity can lead to elevated plasma levels of bradykinin, the key mediator of HAE symptoms.

HAE is characterized by recurrent sudden attacks of edema (swelling) of the skin (hands, arms, feet, legs, thighs, face, genitals) or the mucous membranes (gastrointestinal tract, larynx or voicebox). The swelling can be disfiguring and painful, especially in case of abdominal attacks. Laryngeal attacks are potentially life-threatening due to the risk of suffocation. Unlike angioedemas caused by allergic reactions, signs and symptoms such as hives and itching do not occur in HAE. Signs and symptoms of HAE do not respond to standard treatments for allergic angioedema.

For further information and sources of support for HAE, please visit the international patient organization, Hereditary Angioedema International, at www.haei.org.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999

Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280

	Jessica Cotrone (jcotrone@shire.com)	+1 781 482 9538

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX